EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
Richard L. Dunn, Senior Vice President
and CFO
(561) 627-7171

Palm Beach Gardens, Florida	February 27, 2006
DYCOM ANNOUNCES FISCAL 2006 SECOND QUARTER EARNINGS AND
PROVIDES GUIDANCE FOR THE NEXT FISCAL QUARTER
Palm Beach Gardens, Florida, February 27, 2006—Dycom Industries, Inc. (NYSE Symbol: “DY”) announced its results today for the second quarter ended January 28, 2006. The Company reported net income for the quarter ended January 28, 2006 of $3.9 million, or $0.10 per common share diluted, versus net income for the quarter ended January 29, 2005 of $7.4 million, or $0.15 per common share diluted. Total contract revenues for the quarter ended January 28, 2006 were $244.1 million compared to total contract revenues of $224.5 million for the quarter ended January 29, 2005, an increase of 8.7%. Stock-based compensation expense for the quarter ended January 28, 2006 and quarter ended January 29, 2005 was $0.9 million and $0.2 million, respectively, on a pre-tax basis.
For the six months ended January 28, 2006 net income was $14.6 million, or $0.33 per common share diluted. For the six months ended January 29, 2005 net income was $23.0 million, or $0.47 per common share diluted. Total contract revenues for the six months ended January 28, 2006 were $505.0 million compared to total contract revenues of $487.7 million for the six months ended January 29, 2005, an increase of 3.6%. Stock-based compensation expense for the six months ended January 28, 2006 and the six months ended January 29, 2005 was $1.9 million and $0.4 million, respectively, on a pre-tax basis.
Dycom also announced its outlook for the third quarter of fiscal 2006. The Company currently expects revenue for the third quarter of fiscal 2006 to range from $230 million to $255 million and diluted earnings per share to range from $0.13 to $0.19. Included in the expected results is stock-based compensation expense of approximately $1.5 million on a pre-tax basis.
A Tele-Conference call to review the Company’s results and address its outlook will be hosted at 9:00 a.m. (ET), Tuesday, February 28, 2006; call 800-230-1093 (United States) or 612-288-0329 (International) and request “Dycom Earnings” conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, March 30, 2006.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.
Fiscal 2006 second quarter and six-month results are preliminary and are unaudited. This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues, stock-based compensation expense and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether our recent acquisition can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.
—Tables Follow—

NYSE: “DY”
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
January 28, 2006 and July 30, 2005
Unaudited

	January 28,	July 30,
	2006	2005
	($ in 000’s)
ASSETS
Current Assets:
Cash and equivalents	$22,439	$83,062
Accounts receivable, net	157,604	161,321
Costs and estimated earnings in excess of billings	68,037	65,559
Deferred tax assets, net	13,553	12,535
Inventories	9,752	8,116
Income taxes receivable	6,291	—
Other current assets	20,105	11,286

Total current assets	297,781	341,879

Property and equipment, net	120,693	117,145
Goodwill	232,549	194,123
Intangible assets, net	51,345	33,320
Other	14,349	10,242

Total	$716,717	$696,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$28,992	$37,185
Current portion of debt	9,409	2,749
Billings in excess of costs and estimated earnings	472	464
Accrued self-insured claims	30,355	28,166
Income taxes payable	—	6,598
Other accrued liabilities	48,621	43,550

Total current liabilities	117,849	118,712

Long-term debt	182,204	4,179
Accrued self-insured claims	28,166	22,652
Deferred tax liabilities, net non-current	6,246	1,299
Other liabilities	224	57

Stockholders’ Equity	382,028	549,810

Total	$716,717	$696,709

NYSE: “DY”
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005
	(In 000’s, except per share amounts)

Contract revenues	$244,141	$224,539	$505,039	$487,704

Cost of earned revenues, excluding depreciation	203,031	181,986	416,331	390,656
General and administrative expenses (1)	19,172	18,931	38,602	36,914
Depreciation and amortization	12,166	12,800	23,548	24,065

Total	234,369	213,717	478,481	451,635

Interest income	523	259	1,212	376
Interest expense	(4,007)	(67)	(4,872)	(230)
Other income, net	239	1,182	1,370	1,777

Income before income taxes	6,527	12,196	24,268	37,992

Provision for income taxes	2,656	4,822	9,675	14,998

Net income	$3,871	$7,374	$14,593	$22,994

Earnings per common share:

Basic earnings per share	$0.10	$0.15	$0.34	$0.47

Diluted earnings per share	$0.10	$0.15	$0.33	$0.47

Shares used in computing earnings per common share (2):
Basic	40,058,234	48,689,374	43,533,157	48,646,979

Diluted	40,274,160	49,343,172	43,738,518	49,257,391

(1)	Includes stock-based compensation expense of $0.9 million and $1.9 million for the three and six months ended January 28, 2006, respectively, and $0.2 million and $0.4 million for the three and six months ended January 29, 2005, respectively.

(2)	The Company purchased 8.76 million common shares on October 11, 2005 pursuant to a “Dutch Auction” tender offer.